Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form S-8 Nos. 333-198206, 333-202856, 333-210225, 333-216446, 333-223470, 333-231559, 333-236868, 333-253894 and 333-263303) pertaining to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, and
2.	Registration Statement (Form S-8 No. 333-200225) pertaining to the Theravance Biopharma, Inc. 2014 New Employee Equity Incentive Plan;

of our report dated March 23, 2026, with respect to the consolidated financial statements of Theravance Biopharma, Inc. included in this Annual Report (Form 10-K) of Theravance Biopharma, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Mateo, California

March 23, 2026